Exhibit 99.1

Tyme Exceeds Enrollment Expectations for the Phase II Trial of SM-88 in Pancreatic Cancer

September 5, 2018 at 8:00 AM EDT

NEW YORK, September 5, 2018 (GLOBE NEWSWIRE) — Tyme Technologies, Inc. (NASDAQ:TYME), today announced that the number of currently consented or randomized subjects has exceeded the enrollment target for the Stage 1 dose selection portion of the Company’s Phase II trial in metastatic pancreatic cancer ahead of the trial’s anticipated timeline.

“Our enrollment targets are meaningfully ahead of expectations due to a mix of some top research centers driving repeated enrollment and many sites getting their first subject into the trial shortly after they opened for participation,” said Dr. Giuseppe Del Priore, Tyme’s Chief Medical Officer. “We have seen a high level of both physician and patient excitement, with exemplary sites such as Virginia Mason, Washington University St. Louis, City of Hope, University of Rochester and Sarcoma Oncology in Santa Monica leading accrual.”

Dr. Vincent Picozzi, Director of the Pancreas Center of Excellence at Virginia Mason Medical Center in Seattle and a principle investigator for the trial stated, “This protocol has generated more interest and excitement among patients with pancreatic cancer than any I have ever seen.”

Management maintains its guidance that it will share interim data in early 2019, when it expects that the majority of Stage 1 subjects could have both initial and confirmatory CT/PET scans for RECIST and PERCIST assessment of tumor response. Evaluations by CT/PET scan will be performed every two months under the trial’s protocol. In addition, Tyme will limit further enrollment in Stage 1 until a comparative dosage evaluation can be performed and dose selection is made for Stage 2 of the trial in the coming months.

Ongoing Phase II Pancreatic Cancer Trial Update

Stage 1 of the trial was designed to randomize 36 subjects to one of two doses of Tyme’s propriety modified tyrosine isomer to assess the safety and preliminary efficacy of the two doses. As of yesterday, 31 subjects were randomized to one of the two doses, and an additional 19 subjects have consented and are in final screening to be randomized. Based on enrollment patterns to date, Tyme expects that approximately two-thirds of the currently consented subjects will successfully complete screening and be randomized to drug dosage, which would provide total enrollment greater than the 36 subjects initially sought.

24 sites are currently open in the trial, 7 of which have opened since the beginning of August. 16 sites had at least one subject consent and 14 sites had multiple subjects consent. A complete list of sites opened for the trial can be found on Tyme’s website, www.tymeinc.com.

About Tyme

Tyme Technologies, Inc., is a clinical-stage biotechnology company developing cancer therapeutics that are intended to be broadly effective across tumor types and have low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, the Company’s therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress and exposure to the body’s natural immune system.

For more information, visit www.tymeinc.com.

Forward-Looking Statements/Disclosure Notice

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. Such forward-looking statements within this press release include, without limitation, statements regarding our drug candidates (including SM-88), their clinical potential and non-toxic safety profiles, our drug development plans and strategies, ongoing and planned clinical trials, preliminary data results and the therapeutic design and mechanisms of our drug candidates; and readers can identify forward-looking statements by sentences or passages involving the use of terms such “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” or “anticipates,” and similar words (including their use in the negative) or by discussions of future matters such as the development and potential commercialization of our lead drug candidate and of other of new products, expected subject enrollment numbers, expected releases of interim or final data from our clinical trials, possible collaborations, the timing, scope and objectives of our planned clinical trials and other statements that are not historical. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of Tyme’s control. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, that the information is of a preliminary nature and may be subject to change; uncertainties inherent in research and development, including the ability to complete clinical studies with current subject enrollment, the ability to achieve clinical study start and completion dates; the possibility of unfavorable study results, including unfavorable new clinical data and additional analyses of existing data; risks associated with early, initial data, including the risk that the final Phase II data may differ from prior study data or preliminary Phase II data; final results of additional clinical trials that may be different from the preliminary data analysis and may not support further clinical development; that past reported data are not necessarily predictive of future subject or clinical data outcomes; whether and when any applications or other submissions for SM-88 may be filed with regulatory authorities; whether and when regulatory authorities may approve any applications or submissions; decisions by regulatory authorities regarding labeling and other matters that could affect commercial availability of SM-88; competitive developments; and the factors described in the section captioned “Risk Factors” of Tyme’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on June 13, 2018, as well as subsequent reports we file from time to time with the U.S. Securities and Exchange Commission (available at www.sec.gov). The data analyses discussed above are not necessarily predictive of future subject or clinical data outcomes.

The information contained in this press release is as of release date and Tyme assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

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